Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF FORMATION

OF

GROVE HOUSE FUTURES FUND LLC

This Certificate of Amendment (“Certificate of Amendment”) of the Certificate of Formation (“Certificate of Formation”) of Grove House Futures Fund LLC (the “LLC”), dated as of September 26, 2012, is being duly executed and filed by the undersigned, as an authorized person, to amend the Certificate of Formation of the LLC under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.)

FIRST:  The Certificate of Formation of the LLC, filed with the Secretary of State of the State of Delaware on August 7, 2012, is hereby amended by deleting in its entirety: “The name of the limited liability company formed hereby is ‘Grove House Futures Fund LLC’.” and substituting in lieu thereof the following:

“The name of the limited liability company formed hereby is ‘Cavendish Futures Fund LLC’.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation as of the date first written above.

By:	/s/ Jennifer Magro
Name:	Jennifer Magro
Title:	Authorized Person